Filed pursuant to Rule 433

Registration No. 333-121363

Relating to prospectus supplement dated February 6, 2006

Final Term Sheet CAD 350 million 4.375% Global Notes due 2016

Terms:
Issuer:	KfW

Guarantee:	Federal Republic of Germany

Aggregate Principal Amount:	CAD 350 Mio

Maturity:	February 9, 2016

Interest Rate:	4.375% per annum, payable in two equal, semi-annual installments in arrears

Date of Pricing:	February 2, 2006

Closing Date:	February 9, 2006

Interest Payment Dates:	February 9, August 9 in each year

First Interest Payment Date:	August 9, 2006

Price to Public:	99.137%

Underwriting Commissions:	0,30%

Proceeds to KfW:	98,837%

Format:	SEC registered global notes

Denominations:	CAD 1,000

Listing:	Luxembourg Stock Exchange

Business Day:	New York and Toronto Business Days

Day Count Fraction:	Act/Act Canadian Compound Method

Law and Jurisdiction:	German law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC, CDS, CBL, Euroclear

Selling Restrictions:	USA, European Economic Area, UK, Japan, Canada, Hong Kong

CUSIP:	500769BM5

Common Code:	024376052

ISIN:	US500769BM52

WKN:	A0H5JN

Rating of the Issuer:	AAA by Standard & Poor’s Rating Services, Aaa by Moody’s Investor Services Limited and AAA by Fitch Ratings Limited.[1]

[1]	A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Final Term Sheet CAD 350 million 4.375% Global Notes due 2016

Lead Manager (1):	The Toronto-Dominion Bank

Co-Lead Managers (3):	Canadian Imperial Bank of Commerce, London Branch Merrill Lynch International Royal Bank of Canada Europe Limited

Stabilization Manager:	The Toronto-Dominion Bank

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any manager participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1-800-263-5292.